Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2018 (July 31, 2018, as to Notes 2, 5, 18, 19, 20, 22, and 24 to the consolidated financial statements), relating to the 2017 and 2016 consolidated financial statements of McDermott International, Inc. and subsidiaries (the “Company”) appearing in McDermott International, Inc.’s Annual Report on Form 10-K dated February 25, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

February 25, 2019